Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces Fourth Quarter and Full Year 2011 Results

Highlights

•	Lease rental revenue of $149.8 million and EBITDA[1] of $160.6 million for the fourth quarter, and $580.2 million and $594.8 million, respectively, for the full year

•	Net income of $35.6 million, or $0.49 per diluted common share for the fourth quarter, and $124.3 million, or $1.64 per diluted common share, for the full year

•	Adjusted net income[1] of $31.2 million, or $0.43 per diluted common share, for the fourth quarter and $100.1 million, or $1.32 per diluted common share, for the full year

•	Fleet utilization of 99% for the fourth quarter and the full year, with aircraft portfolio yield of 14% for the fourth quarter and full year

•	Purchased eleven aircraft during the fourth quarter for a total cost of approximately $400 million, and 21 aircraft purchased in 2011 for a total cost of approximately $1 billion

•	Sold five aircraft during the fourth quarter for a total pre-tax gain of $10.1 million and thirteen aircraft sales generated pre-tax gain totaling $39.1 million for the full year

•	Issued $150 million aggregate principal amount of unsecured Senior Notes due 2018

•	Repurchased 7.6 million shares during 2011 at a total cost of $90.0 million and increased the dividend 50%

Stamford, CT. February 29, 2012 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported fourth quarter 2011 net income of $35.6 million, or $0.49 per diluted common share, up 96% and adjusted net income of $31.2 million, or $0.43 per diluted common share, up 139%. Net income for the year ended December 31, 2011 increased to $124.3 million, or $1.64 per diluted common share, up 99% and adjusted net income was $100.1 million, or $1.32 per diluted common share, up 55%. The fourth quarter results included a pre-tax gain of $10.1 million from the sale of five aircraft and non-cash hedge ineffectiveness charges of $5.6 million, primarily resulting from the sale of the latest delivery

[1]	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

from our A330 program. The full year results included a pre-tax gain of $39.1 million from the sale of thirteen aircraft and non-cash hedge ineffectiveness charges which totaled $8.4 million, primarily resulting from the sale of aircraft throughout the year.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated: “Aircastle’s on-going success managing its portfolio combined with $1 billion of investments over the past year resulted in strong earnings growth for 2011. During the year, we also continued to return value to shareholders, completing a $90 million share repurchase program and increasing our dividend 50%. We ended 2011 with $296 million in unrestricted cash and are strategically well situated with our ability to access the unsecured bond market during a time when structural changes in the traditional bank market for aircraft are making debt capital much harder to come by. As such, we are poised to continue to implement the Company’s disciplined, return-oriented growth strategy as capital scarcity is driving increased demand for leased aircraft.”

Fourth Quarter Results

Lease rental revenue for the fourth quarter was $149.8 million, up $10.5 million or 8% year over year, due primarily to the impact of new aircraft acquisitions of $23.9 million, partially offset by lower revenue due to aircraft sales of $6.5 million and lease extensions, transitions and terminations of $6.9 million.

Total revenues for the fourth quarter were $156.9 million, an increase of $22.2 million, or 16% from the previous year, and reflect $10.5 million of higher lease rental revenue, and higher maintenance revenue of $10.9 million due to an increase in scheduled lease transitions over the fourth quarter of 2010.

EBITDA for the fourth quarter was $160.6 million, up $25.8 million, or 19% from the fourth quarter of 2010, due primarily to higher total revenues of $22.2 million, lower selling, general and administrative costs of $2.1 million, and a $1.8 million year-over year gain from the sale of aircraft.

Adjusted net income for the quarter was $31.2 million, up $16.9 million, or 119% year over year, and reflects higher total revenues of $22.2 million and lower selling, general and administrative costs of $2.1 million. This improvement was partially offset by higher depreciation of $7.6 million and higher adjusted interest expense of $1.0 million.

Full Year Results

Lease rental revenue for the full year was $580.2 million, up $49.1 million, or 9% year over year, reflecting the net impact of aircraft acquisitions made during 2011 and 2010 totaling $87.9 million, offset by lower lease rentals due to aircraft sales and disposals of $18.1 million and transitions, extensions and terminations totaling $20.6 million.

Total revenues for 2011 were $605.2 million, an increase of $77.5 million, up 15% from the previous year, and reflect higher lease rental revenue of $49.1 million, higher maintenance revenue of $21.3 million, lower amortization of net lease discounts and lease incentives of $3.6 million and higher other revenue totaling $3.5 million, largely resulting from early lease terminations or the agreement to early terminate leases during the year.

During the year we recorded maintenance revenue from eight scheduled lease terminations of $21.7 million versus $11.6 million for three scheduled lease terminations in 2010. In addition, we recorded $15.3 million of maintenance revenue from six aircraft returned early in 2011 versus $4.1 million from three aircraft returned early in 2010. In connection with the early return of aircraft we recorded impairment charges of $6.4 million and $7.3 million in 2011 and 2010, respectively.

EBITDA for the full year was $594.8 million, up $103.6 million, or 21% from 2010, due primarily to $77.5 million of higher total revenues as described above and a $32.0 million increase in gain on aircraft sold during 2011, partially offset by higher maintenance and other costs of $3.7 million.

Adjusted net income for the full year was $100.1 million, up $32.2 million, 47% year over year, and reflects higher revenues of $77.5 million, partially offset by higher depreciation of $21.6 million, higher adjusted interest expense of $20.1 million and higher maintenance and other costs of $3.7 million.

Aviation Assets

During 2011, we acquired 21 aircraft for approximately $1 billion. We also sold 13 aircraft, which resulted in a pre-tax gain of approximately $39.1 million.

As of December 31, 2011, Aircastle owned 144 aircraft having a net book value of $4.4 billion.

Owned Aircraft as of December 31, 2011(A)
119 Passenger Aircraft	69%
25 Freighter Aircraft	31%
Number of Lessees	65
Number of Countries	36
Weighted Average Remaining Lease Term (years)(B)	4.9
Percentage of Aircraft Leased Outside U.S.	92%
Weighted Average Fleet Utilization during the three months ended December 31, 2011(C)	99%
Weighted Average Fleet Utilization during the year ended December 31, 2011(C)	99%
Portfolio Yield for the Fourth Quarter 2011(D)	14%
Portfolio Yield for the year ended December 31, 2011(D)	14%

(A)	Percentages calculated using net book value as of December 31, 2011.
(B)	Weighted average remaining lease term (years) by net book value.
(C)	Aircraft on-lease days as a percent of total days in period weighted by net book value, excluding aircraft in freighter conversion.
(D)	Lease rental revenue for the period as a percent of average net book value of flight equipment held for lease for the period; quarterly information is annualized.

Financing Update

In December of 2011, Aircastle issued an additional $150.0 million aggregate principal amount of unsecured 9.75% Senior Notes due 2018 and used the proceeds for general corporate purposes, including the purchase of aviation assets. The notes were issued at a premium to par value for a yield to worst of 9.0%.

In October 2011, we financed a portion of the purchase of one Boeing Model 777-300ER aircraft with a $90 million loan. In December 2011, we also financed the purchase of two McDonnell Douglas MD11F aircraft. At December 31, 2011, the borrowings under these financings have a weighted average fixed rate of interest equal to 4.3%.

During 2011, we entered into five 12 year term loans which are supported by guarantees from Compagnie Francaise d’Assurance pour le Commerce Exterieur, or COFACE, for the financing of five new Airbus Model A330-200 aircraft, totaling $359.4 million. Also during 2011, we repaid in full the outstanding principal balance on one of our ECA term financings in the amount of $61.6 million. At December 31, 2011, the borrowings under these financings have a weighted average fixed rate of interest equal to 3.3%.

During the third quarter of 2011, we entered into a five-year forward starting interest rate swap arrangement for Securitization No. 2 with an average fixed rate of 1.27%. This rate plus the applicable spread for this financing equals a new fixed pay interest rate of 1.58%, which represents a significant reduction compared to the existing equivalent rate. The new interest rate swap arrangement begins at the expiration of the existing arrangement in June 2012 and is structured to hedge approximately 75% of the expected debt balance of Securitization No. 2 over the term of the new arrangement.

As of December 31, 2011, Aircastle’s borrowings from secured and unsecured financings totaled $3.0 billion and total shareholder’s equity was $1.4 billion. Unrestricted cash was $295.5 million and our aircraft unencumbered by financings totaled $676.9 million in net book value as of December 31, 2011.

Dividends and Share Repurchase Program

On February 17, 2012, Aircastle’s Board of Directors declared a first quarter 2012 cash dividend on its common shares of $0.15 per share, payable on March 15, 2012 to shareholders of record on February 29, 2012.

During 2011, Aircastle increased the dividend to common shareholders twice to the current quarterly rate of $0.15 per share, a 50% increase over the quarterly rate at the end of 2010. Also during 2011, the Company’s Board of Directors authorized the repurchase of up to $90.0 million of the Company’s common shares. At December 31, 2011, we repurchased approximately 7.6 million shares at a total cost of $90.0 million including commissions, completing the share repurchases to the authorized amounts.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Wednesday, February 29, 2012 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 539-3612 (from within the U.S. and Canada) or (719) 325-2129 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the “Aircastle Fourth Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Thursday, March 29, 2012 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “2558049.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of December 31, 2011, Aircastle’s aircraft portfolio consisted of 144 aircraft and had 65 lessees located in 36 countries.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, significant capital markets disruption and volatility, and the significant contraction in the availability of bank financing which may adversely affect our continued ability to obtain additional capital to finance our working capital needs; volatility in the value of our aircraft or in appraisals thereof, which may, among other things, result in increased principal payments under our term financings and reduce our cash flow available for investment or dividends; general economic conditions and business conditions affecting demand for aircraft and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions or unavailability of capital caused by political unrest in North Africa, the Middle East or elsewhere, uncertainties in the Eurozone arising from the sovereign debt crisis and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle Limited’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” as previously disclosed in Aircastle’s 2010 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	December 31,
	2010	2011
ASSETS
Cash and cash equivalents	$239,957	$295,522
Accounts receivable	1,815	3,646
Restricted cash and cash equivalents	191,052	247,452
Restricted liquidity facility collateral	75,000	110,000
Flight equipment held for lease, net of accumulated depreciation of $785,490 and $981,932	4,065,780	4,387,986
Aircraft purchase deposits and progress payments	219,898	89,806
Other assets	65,557	90,047

Total assets	$4,859,059	$5,224,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured and unsecured financings (including borrowings of ACS Ireland VIEs of $314,877 and $295,952, respectively)	$2,707,958	$2,986,516
Accounts payable, accrued expenses and other liabilities	76,470	105,432
Dividends payable	7,964	—
Lease rentals received in advance	43,790	46,105
Liquidity facility	75,000	110,000
Security deposits	83,241	83,037
Maintenance payments	342,333	347,122
Fair value of derivative liabilities	179,585	141,639

Total liabilities	3,516,341	3,819,851

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 79,640,285 shares issued and outstanding at December 31, 2010; and 72,258,472 shares issued and outstanding at December 31, 2011	796	723
Additional paid-in capital	1,485,841	1,400,090
Retained earnings	104,301	191,476
Accumulated other comprehensive loss	(248,220)	(187,681)

Total shareholders’ equity	1,342,718	1,404,608

Total liabilities and shareholders’ equity	$4,859,059	$5,224,459

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
Revenues:
Lease rental revenue	$139,335	$149,848	$531,076	$580,209
Amortization of net lease discounts and lease incentives	(6,124)	(5,604)	(20,081)	(16,445)
Maintenance revenue	1,073	11,948	15,703	36,954

Total lease rentals	134,284	156,192	526,698	600,718
Other revenue	434	746	1,012	4,479

Total revenues	134,718	156,938	527,710	605,197

Expenses:
Depreciation	56,204	63,804	220,476	242,103
Interest, net	49,684	53,766	178,262	204,150
Selling, general and administrative (including non-cash share based payment expense of $2,266 and $1,094 for the three months ended, and $7,509 and $5,786 for the year ended, December 31, 2010 and 2011, respectively)	11,731	9,644	45,774	45,953
Impairment of aircraft	—	—	7,342	6,436
Maintenance and other costs	2,783	2,333	9,612	13,277

Total expenses	120,402	129,547	461,466	511,919

Other income (expense):
Gain (loss) on sale of flight equipment	8,375	10,134	7,084	39,092
Other	131	(115)	(916)	(268)

Total other income (expense)	8,506	10,019	6,168	38,824

Income from continuing operations before income taxes	22,822	37,410	72,412	132,102
Income tax provision	2,593	1,791	6,596	7,832

Net income	$20,229	$35,619	$65,816	$124,270

Earnings per common share - Basic	$0.25	$0.49	$0.83	$1.64

Earnings per common share - Diluted	$0.25	$0.49	$0.83	$1.64

Dividends declared per share	$0.10	$0.15	$0.40	$0.50

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2010	2011
Cash flows from operating activities:
Net income	$65,816	$124,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	220,476	242,103
Amortization of deferred financing costs	15,065	15,271
Amortization of net lease discounts and lease incentives	20,081	16,445
Deferred income taxes	3,727	5,615
Accretion of purchase discounts on debt investments	—	—
Non-cash share based payment expense	7,509	5,786
Cash flow hedges reclassified into earnings	9,634	23,078
Ineffective portion of cash flow hedges	5,039	(101)
Security deposits and maintenance payments included in earnings	(14,004)	(35,500)
Gain on the sale of flight equipment	(7,084)	(39,092)
Gain on sale of debt investments	—	—
Impairment of aircraft	7,342	6,436
Other	848	742
Changes on certain assets and liabilities:
Accounts receivable	(412)	(4,818)
Restricted cash and cash equivalents related to operating activities	(1,560)	4,418
Other assets	(3,097)	(2,675)
Accounts payable, accrued expenses, other liabilities and payable to affiliates	18,478	(1,848)
Lease rentals received in advance	8,672	(753)

Net cash provided by operating activities	356,530	359,377

Cash flows from investing activities:
Acquisition and improvement of flight equipment	(465,529)	(776,750)
Proceeds from sale of flight equipment	68,622	489,196
Restricted cash and cash equivalents related to sale of flight equipment	—	(35,762)
Aircraft purchase deposits and progress payments, net of returned deposits	(144,143)	(122,069)
Principal repayments on and proceeds from sale of debt investments	—	—
Other	(65)	(35)

Net cash used in investing activities	(541,115)	(445,420)

Cash flows from financing activities:
Repurchase of shares	(1,663)	(91,610)
Proceeds from securitizations, notes and term debt financings	547,719	669,047
Securitization and term debt financing repayments	(304,533)	(390,945)
Deferred financing costs	(15,365)	(20,179)
Restricted secured liquidity facility collateral	6,000	(35,000)
Secured liquidity facility collateral	(6,000)	35,000
Restricted cash and cash equivalents related to security deposits and maintenance payments	18,342	(25,056)
Security deposits received	14,218	20,574
Security deposits returned	(14,281)	(7,914)
Maintenance payments received	119,118	122,050
Maintenance payments returned	(46,174)	(89,300)
Payments for terminated cash flow hedges and payment for option	(3,705)	—
Dividends paid	(31,800)	(45,059)

Net cash provided by financing activities	281,876	141,608

Net increase in cash and cash equivalents	97,291	55,565
Cash and cash equivalents at beginning of year	142,666	239,957

Cash and cash equivalents at end of year	$239,957	$295,522

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
Revenues	$134,718	$156,938	$527,710	$605,197
EBITDA	$134,834	$160,584	$491,291	$594,800
Adjusted net income	$14,230	$31,172	$67,868	$100,085
Adjusted net income allocable to common shares	$14,040	$30,766	$66,914	$98,820
Per common share - Basic	$0.18	$0.43	$0.85	$1.32
Per common share - Diluted	$0.18	$0.43	$0.85	$1.32
Basic common shares outstanding	78,541	71,407	78,488	74,686
Diluted common shares outstanding	78,541	71,407	78,488	74,686

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
Net income	$20,229	$35,619	$65,816	$124,270
Depreciation	56,204	63,804	220,476	242,103
Amortization of net lease discounts and lease incentives	6,124	5,604	20,081	16,445
Interest, net	49,684	53,766	178,262	204,150
Income tax provision	2,593	1,791	6,596	7,832

EBITDA	$134,834	$160,584	$491,231	$594,800

We define EBITDA as income from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful in identifying trends in our performance. Using EBITDA assists us in comparing our operating performance on a consistent basis by removing the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
Net income	$20,229	$35,619	$65,816	$124,270
Ineffective portion of cash flow hedges(1)	2,506	5,572	5,805	8,407
Loan termination payment(2)	—	—	—	3,196
Write-off of deferred financings fees(2)	—	—	2,471	2,456
Mark to market of interest rate derivative contracts(3)	(130)	115	860	848
Gain on sale of flight equipment(3)	(8,375)	(10,134)	(7,084)	(39,092)

Adjusted net income	$14,230	$31,172	$67,868	$100,085

(1)	Included in Interest, net. For the three months ended December 31, 2011, includes accelerated amortization of deferred hedge losses in the amount of $4,958 for an aircraft sold in October, 2011. For the year ended December 31, 2011, includes accelerated amortization of deferred hedge losses in the amount of $8,501 related to three aircraft sold in 2011.
(2)	Included in Interest, net. For the year ended December 31, 2010, includes the write-off of deferred financing fees related to the pay-off of a term financing loan and a secured credit facility. For the year ended December 31, 2011, includes the write-off of deferred financing fees related to an aircraft sold in June 2011.
(3)	Included in Other income (expense).

Management believes that Adjusted Net Income (“ANI”), when viewed in conjunction with the Company’s results under GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting as well as gains/(losses) related to flight equipment and debt investments. However, ANI is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	Shares	Percent(2)	Shares	Percent(2)
Weighted average shares
Common shares outstanding – Basic	71,407	98.70%	74,686	98.74%
Unvested restricted common shares outstanding	943	1.30%	957	1.26%

Total weighted average shares outstanding	72,350	100.00%	75,643	100.00%

Common shares outstanding – Basic	71,407	100.00%	74,686	100.00%
Effect of dilutive shares(1)	—	—	—	—

Common shares outstanding – Diluted	71,407	100.00%	74,686	100.00%

Net income allocation
Net income	$35,619	100.00%	$124,270	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(464)	(1.30)%	(1,571)	(1.26)%

Earnings available to common shares	$35,155	98.70%	$122,699	98.74%

Adjusted net income allocation
Adjusted net income	$31,172	100.00%	$100,085	100.00%
Amounts allocated to unvested restricted shares	(406)	(1.30)%	(1,265)	(1.26)%

Amounts allocated to common shares	$30,766	98.70%	$98,820	98.74%

(1)	The Company had no dilutive common share equivalents for the periods presented.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2010		Year Ended December 31, 2010
	Shares	Percent(2)	Shares	Percent(2)
Weighted average shares
Common shares outstanding – Basic	78,541	98.66%	78,488	98.59%
Unvested restricted common shares outstanding	1,063	1.34%	1,119	1.41%

Total weighted average shares outstanding	79,604	100.00%	79,607	100.00%

Common shares outstanding – Basic	78,541	100.00%	78,488	100.00%
Effect of dilutive shares(1)	—	—	—	—

Common shares outstanding – Diluted	78,541	100.00%	78,488	100.00%

Net income allocation
Net income	$20,229	100.00%	$65,816	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(270)	(1.34)%	(925)	(1.41)%

Earnings available to common shares	$19,959	98.66%	$64,891	98.59%

Adjusted net income allocation
Adjusted net income	$14,230	100.00%	$67,868	100.00%
Amounts allocated to unvested restricted shares	(190)	(1.34)%	(954)	(1.41)%

Amounts allocated to common shares	$14,040	98.66%	$66,914	98.59%

(1)	The Company had no dilutive common share equivalents for the periods presented.
(2)	Percentages rounded to two decimal places